The Quigley Corporation Reports Fourth Quarter 2009 Results

DOYLESTOWN, Pennsylvania – March 25, 2010. The Quigley Corporation (NASDAQ: QGLY) www.quigleyco.com today reported net sales of $9.1 million for the three months ended December 31, 2009, compared to net sales of $6.8 million for the three months ended December 31, 2008.

The Company generated net income for the three months ended December 31, 2009, of $1.8 million, or $0.14 per share, compared to a net loss of $2.0 million, or ($0.15) per share, for the three months ended December 31,  2008.

Results for the fourth quarter of 2009 compared to the fourth quarter of 2008 primarily reflect an increase in net sales of $2.3 million and a corresponding increase of $2.4 million in gross profit. The Company also realized expense reductions of $1.0 million in sales, marketing and administration expenses and $278,000 in research and development costs.  The decrease in these costs was principally due to (i) the implementation of more cost-effective and targeted marketing programs, (ii) a reduction in personnel costs and other administrative costs, and (iii) a reduction in clinical study related costs.  In addition, during the fourth quarter of 2009, the Company strategically evaluated the Quigley Pharma product development program and determined to curtail significant future investment in this division.  This decision was made in consideration of its view concerning market opportunities, regulatory pathways, the need for further robust and consistent preclinical and clinical testing and continued requirements in the areas of commercial formulation and development.

For the year ended December 31, 2009, net sales were $19.8 million, compared to net sales of $20.5 million, for the year ended December 31, 2008.

The net loss for the year ended December 31, 2009 was $3.8 million, or ($0.30) per share, compared to a net loss of $5.5 million, or ($0.43) per share, for the year ended December 31, 2008.  The net loss for the year ended December 31, 2009 includes approximately $2.3 million in costs incurred (primarily legal expenses) as a consequence of the May 2009 proxy contest between differing slates of proposed boards of directors.  In addition to the effect of the costs incurred in the proxy contest, the financial results for the year ended December 31, 2009, as compared to the year ended December 31, 2008, reflect a decrease in net sales of $691,000 offset by a $156,000 increase in gross profit.

The $691,000 decline in sales was offset by a reduction of $2.0 million, exclusive of the effects of the proxy contest, in sales, marketing and administration expenses and $2.9 million in research and development costs.   The decrease in these costs was principally due to the aforementioned reduction in personnel costs, lower head count, more targeted marketing expenditures and a reduction in clinical study related costs.  Additionally, the net loss for the year ended December 31, 2008 included a one-time aggregate benefit of $875,000 as a result of income from discontinued operations of $139,000 and a gain on the disposal of the health and wellness operations of $736,000.

Putting the Care in Health

The gross profits and gross margins for both the three months and year ended December 31, 2009 improved compared to the three months and year ended December 31, 2008 principally due to a reduction in discount coupon marketing and other sales incentives, improved production and inventory management and the elimination of costs associated with the Elizabethtown manufacturing facility which was closed in June 2009.  Gross margins are influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, and the timing of shipments to customers which are factors of the seasonality of the Company’s sales activities and products.

“I am very pleased with the initial progress we made during our tenure in the second half of 2009,” said Ted Karkus, Quigley Chairman and CEO.  “The third and fourth quarters of 2009 represented our first steps toward returning the Company to real profitability.  The increase in gross profits and gross margins were the direct result of careful cost-cutting and purposeful spending.  In our Doylestown headquarters alone, SG&A has been reduced dramatically, even while absorbing one time costs associated with reducing the headcount.  It is also important to note that sales of Cold-EEZE® highly correlates with the incidence of upper respiratory illness which spiked during Q4 2009 due to the presence of Swine Flu.  This led consumers and retailers to stock up on cold remedies which in turn increased our sales. However, since December, the incidence of upper respiratory illness declined relative to year ago levels, which led to a drop off in sales in Q1 2010.”

“Our visits with retailers have strengthened our working relationships with our key retail customers, and have positioned us for future growth.  Our marketing dollars in 2009 also went toward laying a foundation for long-term growth.  We have designed and tested new Cold-EEZE® packaging and have been upgrading our messaging across all media.  At the same time, we have reduced our spending on marketing programs that were either inefficient or ineffective.” Mr. Karkus further stated, “Our plan is to grow sales of both Cold-EEZE® and Kids-EEZE® while expanding the Kids-EEZE® line.  This will further strengthen our distribution network which we can then leverage with new product opportunities such as those that will be created from the joint venture we announced earlier this week.  Phusion Laboratories, LLC is designed to expand our OTC new product pipeline with powerful new remedies.  The Company continues to focus on data-driven strategic planning.  Our goal is to continue to avoid investing in marketing efforts, brand development initiatives and new product launches that do not add to shareholder value.  While we are pleased with this initial progress, we are still in the early phases of our restructuring and rebuilding efforts and look forward to delivering significantly better performance in the months and years to come.”

Putting the Care in Health

About The Quigley Corporation

The Quigley Corporation is a diversified natural health medical science company.  It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges and sugar free tablets clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.  The Quigley Corporation has several wholly owned subsidiaries including Quigley Manufacturing Inc., which consists of an FDA approved facility to manufacture Cold-EEZE lozenges and fulfil other contract manufacturing opportunities, and Quigley Pharma, Inc., which conducts research in order to develop and commercialise a pipeline of patented botanical and naturally derived potential prescription drugs.   For more information visit us at www.Quigleyco.com

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Contact info:

Media Relations
The Lexicomm Group
Wendi Tush
Wendi@lexicommgroup.com
(212) 794-4531
Lindsey Gardner
Lgardner651@gmail.com
(570) 479-4895
www.lexicommgroup.com

Investor Contact
Ted Karkus
Chairman and CEO
The Quigley Corporation
(215) 345-0919 x 0

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THE QUIGLEY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
Net sales	$9,104	$6,779	$19,816	$20,507

Cost of sales	3,794	3,916	8,247	9,094

Gross profit	5,310	2,863	11,569	11,413

Operating expenses:
Sales and marketing	1,428	2,508	4,852	5,958
Administration	1,841	1,743	9,344	7,943
Research and development	333	611	1,308	4,241
Total operating expense	3,602	4,862	15,504	18,142

Income (loss) from operations	1,708	(1,999)	(3,935)	(6,729)

Other income (expense)	(11)	34	9	320

Income (loss) from continuing operations before taxes	1,697	(1,965)	(3,926)	(6,409)

Income tax expense (benefit)	(84)	-	(84)	-

Income (loss) from continuing operations	1,781	(1,965)	(3,842)	(6,409)

Discontinued operations
Gain on disposal of health and wellness operations	-	-	-	736
Income (loss) from discontinued operations	-	-	-	139

Net income (loss)	$1,781	$(1,965)	$(3,842)	$(5,534)

Earnings (loss) per common share:
Income (loss) from continuing operations	$0.14	$(0.15)	$(0.30)	$(0.50)
Income (loss) from discontinued operations	-	-	-	0.07
Net income (loss)	$0.14	$(0.15)	$(0.30)	$(0.43)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.14	$(0.15)	$(0.30)	$(0.50)
Income (loss) from discontinued operations	-	-	-	0.07
Net income (loss)	$0.14	$(0.15)	$(0.30)	$(0.43)

Weighted average common shares outstanding:
Basic	13,033	12,906	12,963	12,878
Diluted	13,033	12,906	12,963	12,878

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THE QUIGLEY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31,
	2009	2008

Cash and cash equivalents	$12,801	$11,957
Accounts receivable, net	$2,086	$4,524
Inventory	$1,405	$3,001
Total current assets	$17,233	$20,666
Total assets	$19,817	$24,369

Total current liabilities	$5,758	$6,595
Total stockholders' equity	$14,059	$17,774

Putting the Care in Health